Exhibit 10.10

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made as of the 30th day of July, 2021 (the “Effective Date”)

BETWEEN:

SIERRA BLANCA QUARRY LLC, a limited liability company existing under the laws of the State of Texas, having an address at 2000 Skunk Canyon Rd., P.O. Box 100, Sierra Blanca, Texas 79851

(the “Seller”)

-and-

TACTICAL RESOURCES CORP., a corporation incorporated under the laws of the Province of British Columbia having an address at Suite 2088, 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K2

(the “Buyer”)

WHEREAS:

(A)  The Seller owns and operates a surface metal mine that specializes in in rhyolite, granite and other similar igneous rock, that is located in Sierra Blanca, Texas (the “Mine”);

(B)  The Seller is the legal and beneficial holder of Mining Lease M-114769 (the “Mining Lease”), a true and correct copy of which is attached hereto as Schedule “A” and the surface area thereof is sometimes referred to herein as the “Surface Area” and the leased premises are sometimes referred to herein as the “Leased Premises”;

(C) The Seller and Peak 6891 LLC (“Peak”) entered into a “definitive agreement” dated June 1, 2021 with respect to the purchase and sale of Rare Earth Elements (as hereinafter defined) from existing tailings covered under the Mining Lease (the “Original Offtake Agreement”);

(D) The Original Offtake Agreement provides among other things, that the Seller shall subscribe for 10% of the issued shares of Peak in consideration of the sum of $100.00 (in US dollars) and the Buyer understands that the Seller has made its own arrangements with Peak with respect to the satisfaction of such condition;

(E) The Buyer and Peak have executed and delivered an assignment and agreement dated as of the 14th day of July, 2021 (the “Assignment and Assumption Agreement”) pursuant to which Peak agreed to sell to the Buyer and the Buyer agreed to purchase the right, title and interest of Peak in and to the Original Offtake Agreement;

(F) The Seller operates a ballast crushing plant located on the Surface Area (the “Plant”) for the recovery of rhyolite, granite and other similar igneous rock and in the course of such operations, the Seller generates waste that contains Rare Earth Elements and the Seller has a stockpile located on the Surface Area that contains a minimum of 4 million tons of tailings (the “Main Crusher Tailings”);

(G) The Seller estimates that the Plant generates approximately 2,000 tons of tailings daily when the Plant is operational (the “Additional Daily Tailings”);The Seller and the Buyer have agreed to terminate the Original Definitive Agreement effective upon the execution and delivery of this Agreement;

(H) The Seller has agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Seller, the Tailings, in amounts selected by the Buyer, in its sole discretion, all on and subject to the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  DEFINITIONS AND INTERPRETATION

1.1  Defined Terms

Reference is made to Schedule “B” for the defined terms that are sometimes used in this Agreement as well as other interpretation matters.

2.  PURCHASE AND SALE; DELIVERY

2.1  Purchase and Sale of Tailings

On and subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, Tailings in an amount equal to the Selected Tailings Amount, free and clear of any and all Encumbrances.

2.2  Delivery Schedule

(a)  A maximum of 45 days after a commercial production decision and thereafter before November 30 of each Calendar Year of the Term the Seller shall advise the Buyer (in writing) of the amount of Tailings that shall be available for purchase by the Buyer for the remainder of the applicable Calendar Year or the upcoming Calendar Year, as the case may be. The Buyer shall also have the option to purchase additional tailings mined from the Leased Premises as and when the same become available on the same terms and conditions as set forth in this Agreement, whereupon such additional tailings shall be considered to be “Tailings” for the purposes of this Agreement.

(b)  A maximum of 15 days after the date set forth in Section 2.2(a), the Buyer shall advise the Seller of the amount of Tailings that the Buyer shall purchase for the remainder of the applicable Calendar Year, or the upcoming Calendar Year, as the case may be (the “Selected Tailings Amount”), subject to the following maximum amounts: 600,000 tons in Calendar Year 2021, 1,300,000 tons in Calendar Year 2022, 1,300,000 tons in Calendar Year 2023 and 1,300,000 tons in Calendar Year 2024. During the Term, the Seller shall have the right to sell up to 1,500,000 tons of Tailings to any Person it so chooses, it being understood and agreed, that it is the intent of the Parties that most of the Tailings from the Leased Premises shall be available for sale to the Buyer, should the Buyer so choose to purchase such Tailings. Any and all Selected Tailings Amount shall be moved to the Point of Delivery, at the Buyer’s expense within 12 months of notifying the Seller of the Selected Tailings Amount.

(c)  After the date in Section 2.2(b) and within five Business Days, the Seller and the Buyer shall agree upon the delivery schedule for the Selected Tailings Amount (the “Delivery Schedule”) per quarter for the remainder of the applicable Calendar Year or the upcoming Calendar Year, as the case may be, and the Parties shall use their commercially reasonable efforts to adhere to such Delivery Schedule.

Notwithstanding the foregoing, the Buyer shall have the right to make changes to the Delivery Schedule, on the delivery of written notice to such effect to the Seller, so long as e Seller is not unduly prejudiced by the changes to be made.

2.3  (d) Passing of Title

Title to and risk of loss of or damage to the Tailings shall pass from the Seller to the Buyer upon Delivery of such Tailings at the Point of Delivery.

2.4  Shipping and Delivery/Payment

(a)  The Seller shall transport the Selected Tailings Amount from the Point of Departure to the Point of Delivery, according to the Delivery Schedule, at a price per ton to be negotiated in good faith not to exceed $1.80 per ton.

(b)  The Buyer shall cause the Payload to be weighed at the Point of Delivery using the Buyer’s own calibrated weight system. The Seller shall have the right to have a representative present at each and every weighing. After the completion of such weighing and in any event within two Business Days thereafter, the Buyer shall forward to the Seller, a statement as to (the “Seller’s Statement”): (i) the weight of the Payload that the Buyer shall have ascertained (the “Measured Weight”); and (ii) the Aggregate Purchase Price, based on the Tailings Purchase Price multiplied by the Measured Weight.

(c)  The Seller’s Statement shall act as the Buyer’s invoice (the “Invoice”).

(d)  The Seller shall have the right to dispute the Invoice by the delivery of a written notice to the Buyer no later than two Business Days after the date of the Seller’s Statement (the “Dispute Notice”).

(e)  If the Buyer and the Seller cannot resolve the dispute which is the subject matter of a Dispute Notice within seven Business Days after the Buyer’s receipt of the Dispute Notice, then either the Seller or the Buyer shall have the right to refer the dispute to an Umpire for final and binding resolution. The Seller and the Buyer shall each act in a commercially reasonable manner when providing the Umpire with back up material to substantiate their respective positions. The list of Umpires set forth in Schedule “B” shall be regularly updated by the Seller and the Buyer as they may agree from time to time. The Umpire shall be directed to provide its decision in the shortest time reasonably practicable. The decision of the Umpire shall be final and binding on the Parties.

(f)  The Buyer shall make payment to the Seller of each Invoice within 30 days of the latest of: (i) the date of the Seller’s Statement; (ii) if the Seller delivers a Dispute Notice, and the Buyer and the Seller resolve the dispute which is the subject matter of the Dispute Notice, without the appointment of an Umpire, the date of the resolution of such dispute; and (iii) if the Seller delivers a Dispute Notice and an Umpire is appointed, the date of the Umpire’s final and binding decision.

2.5  Insurance

The Seller shall maintain insurance as follows during the Tenn: The insurance shall provide coverage from the time the Selected Tailings Amount are loaded on board the trucks at the Point of Departure until said Selected Tailings Amount are completely delivered to the Point of Delivery.

2.6  PF Mining Lease Location

At any point during the Term, the Buyer shall have the right to advise the Seller by the delivery of a written notice (the “Processing Facility Notice”) that the Buyer seeks to construct a Processing Facility on the PF Mining Lease Location, all at the cost and expense of the Buyer. If the Buyer sends a Processing Facility Notice, then for the duration of the Term (and for a period of six months thereafter in order to enable the Buyer the appropriate time to de construct the Processing Facility). Ultimately the GLO will grant the ROW(write of way)

3.  TAXES

3.1  Taxes Payable by Seller

The Seller shall be responsible for, and shall pay or cause to be paid (or reimburse the Buyer if the Buyer has paid), all Taxes arising prior to or at the Delivery to the Point of Delivery, including any Taxes in respect of the Tailings arising prior to or at the Delivery to the Point of Delivery..

3.2  Taxes Payable by Buyer

The Buyer shall be responsible for, and shall pay or cause to be paid (or reimburse the Seller if the Seller has paid), all Taxes attributable to the selected Tailings arising after Delivery.

3.3  Income Taxes

Notwithstanding any other provision in this Section, neither the Seller nor the Buyer shall have any responsibility for any Taxes imposed on or measured by the other’s net income or net revenues by any Governmental Body.

4.  TERM AND TERMINATION

4.1  Term

Subject to the other provisions of this Section 4, the rights and obligations of the Parties under this Agreement to purchase and sell Tailings hereunder shall begin on the Execution Date and continue until the date that is the 15 year anniversary of the Execution Date (the “Term”). Additionally. for so long as the Seller is the holder, directly or indirectly, of the Mining Lease as well as any and all renewals, extensions and new leases of like kind and tenor in the same geographical location as the current Mining Lease, the Buyer shall have the right to extend the term of this Agreement on a year to year basis and on the same terms and conditions on the provision of a written notice to the Seller no later than November 30 of each Calendar Year of the Term hereof. If, as and when the Term is so extended, references in this Agreement to the “Term”, shall mean the Tenn as so extended.

4.2  Buyer’s Right to Terminate

Upon each occurrence of a Seller Event of Default, and for so long as such Seller Event of Default is continuing:

(i)  upon written notice to the Seller, and in addition to and not in substitution for any other remedies available to it hereunder or at law or in equity, the Buyer shall have the right to terminate the Seller’s obligation to deliver any further Tailings if it so elects; and

(ii)  the Buyer shall be entitled to such other rights and remedies as are available to it at law.

4.3  Seller’s Right to Terminate

Upon each occurrence of a Buyer Event of Default, and for so long as such Buyer Event of Default is continuing:

(i)  upon written notice to the Buyer, and in addition to and not in substitution for any other remedies available to it hereunder or at law or in equity, the Seller shall have the right to terminate the Buyer’s right to purchase any further Tailings if it so elects; and

(ii)  the Seller shall be entitled to such other rights and remedies as are available to it at law.

4.4  Survival

If this Agreement is terminated under this Section 4, then all rights and obligations under this Agreement shall terminate other than in connection with any antecedent breach. Notwithstanding the foregoing, the following Sections shall survive termination: Article 1, 8, 10, 11, 12, 13 and 14.

5  BOOKS AND RECORDS

5.1  Books and Records

(a)  The Seller shall keep true, complete and accurate books and records of all material operations and activities with respect to the Mining Lease.

(b)  Upon not less than three Business Days’ notice, the Buyer and its authorized representatives shall be entitled to perform its own audits or other reviews and examinations of the books and records of the Seller relevant to the delivery of Tailings to the Buyer pursuant to this Agreement and to otherwise confirm compliance with the terms of this Agreement. The Seller shall provide the Buyer with complete access to its books and records at its offices during usual business hours. If any such audits reveal a material breach of any provision of this Agreement, the Seller shall reimburse the Buyer for its costs and expenses incurred in conducting such audit; otherwise, any such costs and expenses shall be for the Buyer’s account.

6.  FORCE MAJEURE

6.1  Effect of Force Majeure

(a)  If the Seller is unable to deliver Tailings to the Buyer under Section 2.2 due to a Force Majeure Event:

(i)   The Seller must give written notice (an “FM Notice”) to the Buyer promptly after, and in any event within a period of three Business Days after the occurrence of the Force Majeure Event with all particulars of the Force Majeure Event and, so far as is known, the probable extent to which the Seller will be unable to perform or will be delayed in performing such delivery obligations.

(ii)  Such delivery obligations of the Seller, so far as they are affected by the Force Majeure Event, shall be suspended during, but no longer than, the continuance of the Force Majeure Event. The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessitated by the Force Majeure Event. However, the non-performance of any obligation of the Seller that was required to be completed prior to the occurrence of the Force Majeure Event shall not be excused as a result of such subsequent Force Majeure Event.

(iii)  The Seller shall use all commercially reasonable and lawful efforts to overcome or remove the Force Majeure Event as quickly as possible and shall furnish timely regular reports to the Buyer of actions being undertaken by it to overcome or remove the Force Majeure Event, and shall provide any other information regarding the Force Majeure Event as the Buyer may reasonably request.

(iv)  The Seller shall give further notice to the Buyer immediately upon such Force Majeure Event ceasing to have effect.

(b)  The running of the then current and each subsequent Contractual Year period shall be suspended during, but no longer than, the continuance of a Force Majeure Event, with the effect that the end date of the current and each subsequent Contractual Year will be extended on a day-for-day basis for each day that the Force Majeure Event is in effect.

(c)  For greater certainty, except for its delivery obligations which are suspended pursuant to Section 6.l(a)(ii) and 6.l(b), the Seller shall comply with and be bound by all of its obligations under this Agreement.

6.2  Parties Must Meet

If the Seller gives the Buyer an FM Notice, the Seller and the Buyer shall meet promptly and use commercially reasonable efforts to reach a mutually acceptable solution to alleviate any hardship or unfairness caused to either of them as a result of the circumstances constituting the Force Majeure Event.

7.  REPRESENTATIONS AND WARRANTIES

7.1  Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller as set out in Schedule “D”, and acknowledges that the Seller is relying upon such representations and warranties in connection with the entering into of this Agreement.

7.2  Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as set out in Schedule “E”, and acknowledges that the Buyer is relying upon such representations and warranties in connection with the entering into of this Agreement:

8.  INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1  Indemnification by the Buyer

The Buyer agrees to indemnify and save harmless the Seller and its Affiliates and the directors, officers, employees and agents of the foregoing from and against any and all losses and damages (including related costs and expenses) suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of any breach, including breach due to non-performance, by the Buyer of any covenant or agreement to be performed by any of the Buyer contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

8.2  Indemnification by the Seller

The Seller agrees to indemnify and save harmless the Buyer and its Affiliates and the directors, officers, employees and agents of the foregoing from and against any and all losses and damages (including related costs and expenses) suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of any breach, including breach due to non-performance, by the Seller of any covenant or agreement to be performed by the Seller contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto provided that the foregoing shall not apply to any losses or damages to the extent they arise primarily from the gross negligence or willful misconduct of such indemnified persons.

8.3  Limitation of Liability

Notwithstanding any other provision of this Agreement in no event shall either Party be liable to the other Party for or in respect of any consequential, indirect, incidental, exemplary, special or punitive damages of any nature or kind whatsoever (or any other indirect economic loss suffered by the other Party) arising at any time in connection with this Agreement, whether arising under contract, tort (including negligence), strict liability or any other cause whatsoever.

9.  TRANSFER

9.1  Right of First Refusal

(a)  The Seller shall not have the right to, directly or indirectly, Transfer an interest in the Mining Lease or the shares in its capital (each, the “Interest”) without first complying with the provisions of this Section 9.1.

(b)  If the Seller receives an offer to acquire the Interest and the Seller wishes to accept the offer, then, prior to acceptance and any disposition of the Interest, the Seller must first cause to be delivered to the Buyer a sale notice (the “Sale Notice”), pursuant to which the Seller irrevocably offers to sell the Interest to the Buyer.

(c)  The Sale Notice must offer to sell all (but not less than all) of the Interest to the Buyer on the same terms as set out in the offer and attach a full copy, without redactions, of the offer and any ancillary agreements relating thereto. The Buyer shall have the right, exercisable by giving notice (an “Acceptance Notice”) to the Seller within 20 Business Days after the Buyer’s receipt of a Sale Notice (the “Acceptance Period”) to accept the offer and to purchase the Interest in accordance with the Sale Terms. If no Acceptance Notice is received from the Buyer within the Acceptance Period, the offer to the Buyer shall be deemed to have been refused.

(d)  The delivery by the Seller of a Sale Notice shall be irrevocable and, upon delivery by the Buyer of an Acceptance Notice, the Seller shall be bound to sell, and the Buyer shall be bound to purchase, the Interest in accordance with the sale terms.

(e)  If, following the expiry of the Acceptance Period, the offer to sell the Interest under the Sale Notice has not been accepted or has been deemed to be refused by the Buyer, the Seller may sell all of the Interest to the Third Party that made the offer. If no such sale is completed by the Seller within 90 days following the expiration of the Acceptance Period, the Seller shall be required, before transferring any rights to an Interest, again to offer such Interest in the manner provided in Section 9.l(b) and such process shall be repeated so often as the Seller desires to transfer any rights to the Interest.

9.2  Surrender or Abandonment by the Seller

If the Seller decides to permanently surrender, abandon, relinquish or let lapse or expire the Mining Lease, the Seller shall give notice of such decision to the Buyer not less than 90 days prior to the effective date of such surrender. The Buyer shall have the right, subject to compliance with applicable law, by the delivery of written notice to the Seller within such 90 day period, to require the Seller to sell, assign and transfer the Mining Lease to the Buyer, free and clear of any and all Encumbrances created by the Seller for aggregate consideration of $100.00. If the Buyer shall exercise such right, the Seller shall do all such acts and things as shall be required to immediately sell, assign and transfer the Mining Lease to the Buyer.

9.3  Transfer by the Buyer

The Buyer may only Transfer this Agreement with the prior written consent of the Seller and a such consent may be conditional upon the Buyer and the Buyer’s Transferee executing and delivering to and in favour of the Seller, in form and content satisfactory to the Seller, acting reasonably a deed of assignment and assumption with respect to this Agreement.

10.  GOVERNING LAW AND ATTORNMENT

10.1  Governing Law and Attornment

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without reference to conflicts of law rules, and subject to Section 11, each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.  DISPUTE RESOLUTION PROCEDURES

11.1  Dispute Resolution

(a)  In the event of a dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, but save and except for a dispute relative to the Payload Weight which is to be settled finally by an Umpire, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery of notice by either Party of the said dispute, which shall be after the dispute remains open for a period of 90 days, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Vancouver, British Columbia, pursuant to the domestic commercial arbitration rules of the British Columbia International Commercial Arbitration Centre (the “BCICAC”).

(b)  The appointing authority shall be the BCICAC and the case shall be administered by the BCICAC in accordance with its Domestic Commercial Arbitration Rules of Procedure, subject to the following:

(i)  to demand arbitration either Party (the “Demanding Party”) shall give written notice (the “Arbitration Dispute Notice”) to the other Party (the “Responding Party”), which Arbitration Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement. The Arbitration Dispute Notice shall specify the nature of the allegation and the issues in dispute, the amount or value involved (if applicable) and the remedy requested. Within 15 Business Days of receipt of the Arbitration Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed;

(ii)  the Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator within seven Business Days of the Responding Party’s answer, failing which either the Demanding Party or the Responding Party may request the BCICAC to appoint one qualified arbitrator within five Business Days of the Responding Party’s answer. The arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated;

(iii)  no later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator shall make its determination in writing in English and shall deliver one copy to each of the Parties. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes;

(iv)  the arbitrator may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitrable) and all matters of procedure relating to the arbitration;

(v)  the arbitrator shall have the right to grant legal and equitable relief and to award costs (including reasonable legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in its determination, if applicable. The arbitrator may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute;

(vi)  all papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement; and

(vii)  the Parties agree to treat as Confidential Information, in accordance with the provisions of Article 12, the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under Article 12.

(viii)  The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitral tribunal in their determination.

(ix)   This Section shall not preclude the Parties from seeking provisional remedies.

12.  CONFIDENTIALITY AND DISCLOSURES

12.1  Confidentiality

Each Party agrees that it shall maintain as confidential and not disclose, and shall cause its Affiliates, partners, limited partners, directors, officers, employees, representatives and agents to maintain as confidential and not disclose, without the prior written consent of the other Party, the terms of this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement, provided that a Party may disclose such information:

(i)  with the express prior written consent of the other Party;

(ii)  where such information is or becomes publicly available or widely known by the public other than by a breach of this Agreement;

(iii)  if required by Applicable Laws or requested by any Governmental Body having jurisdiction;

(iv)  to its Affiliates and those of its and its Affiliates’ directors, officers, employees, representatives and agents who need to have knowledge of the confidential information;

(v)  to its or its Affiliates’ auditors, legal counsel, lenders, brokers, underwriters, investment bankers and other professional advisers for whom such confidential information would be relevant, provided that such Persons are advised of the confidential nature of the confidential information, undertake to maintain the confidentiality of it and are strictly limited in their use of the confidential information to those purposes necessary for such Persons to perform the services for which they were, or are proposed to be, retained by the disclosing Party or its Affiliate, as the case may be;

(vi)  to Persons with whom it or an Affiliate is considering or intends to enter into a transaction for whom such confidential information would be relevant (including such Persons’ representatives and advisers), provided that such Persons are advised of the confidential nature of the confidential information, undertake to maintain the confidentiality of it and are strictly limited in their use of the confidential information to those purposes necessary for such Persons to consider or effect the applicable transaction; or

(vii)  for the purposes of any arbitration proceeding commenced under Section 11.

Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by its Affiliates, its or its Affiliates’ directors, officers, employees, representatives and agents, or those Persons listed in Sections 12.l(v), (vi) and (vii).

13.  NOTICES

13.1  Notices

(a)  Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by facsimile transmission or other electronic communication, addressed to:

If to the Seller:

Attention: Kyle Walker, Sierra Blanca Quarry, LLC

Email:Kyle@eaglemtngang.com

If to the Buyer: Ranjeet Sundher, CEO, Tactical Resources Corp.

Attention: Email: rsundher@tacticalresources.com

or at such other address, facsimile number or email address as such Party from time to time directs in writing to the other Party.

(b)  Any notice or other communication given in accordance with this Section, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery is such date is a Business Day and such delivery is received before 4:00 p.m. at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 p.m. at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the next Business Day following such date of transmission.

(c)  Any notices and communications given in respect of this Agreement must be given in the English language, or if given in any other language, that notice or communication must be accompanied by an English translation of it, which must be certified as being a true and correct translation of the notice or communication.

14.  MISCELLANEOUS

14.1  Further Assurances

Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated herein, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

14.2  No Partnership or Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, agency relationship, fiduciary relationship, mining partnership, commercial partnership or other partnership relationship between the Parties.

14.3  Severability

If any provision of this Agreement is wholly or partially invalid, illegal or unenforceable, this Agreement shall be interpreted as if such provision had not been a part hereof so that the invalidity, illegality or unenforceability shall not affect the validity, legality or unenforceability of the remainder of this Agreement which shall be construed as if this Agreement had been executed without such provision.

14.4  Entire Agreement

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the Parties.

14.5  Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

14.6  Waivers

The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a Party to enforce each and every provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

14.7  Specific Performance

The Seller acknowledges that any breach of this Agreement may cause the Buyer irreparable harm for which damages are not an adequate remedy. The Seller agrees that, in the event of any such breach, in addition to other remedies at law or in equity that the Buyer may have, the Buyer shall be entitled to seek specific performance.

14.8  Benefit of Agreement

This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and, except for the indemnified Persons referred to herein, is not for the benefit of, nor may any provision in this Agreement be enforced by, any other Person. With respect to any indemnified Person who is not a party to this Agreement, the Buyer or the Seller, as applicable, shall obtain and hold the rights and benefits of indemnification in trust for and on behalf of such indemnified Person.

14.9  Costs and Expenses

The Parties shall be responsible for their own respective costs in connection with the negotiation, settlement, execution, delivery and performance of this Agreement.

14.10  Execution in Counterparts

This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF this Purchase and Sale Agreement has been executed by the Parties as of the date first above written.

SIERRA BLANCA QUARRY LLC

By:	/s/ Becky Dean-Walker
Name:	Beck Dean-Walker
Title:	Owner

TACTICAL RESOURCES CORP

By:	/s/ Ranjeet Sundher
Name:	Ranjeet Sundher
Title:	CEO

The undersigned hereby sign this Agreement as of July 30, 2021 in order to evidence their consent to the right of first refusal provisions of Section 9.1 and they do hereby specifically covenant and agree to at all times act in accordance with the provisions thereof.

/s/ Dennis Walker
Dennis Walker

/s/ Becky Dean-Walker
Becky Dean-Walker

Schedule A

Mining Lease

See Exhibit 12 to Registration Statement on Form F-4 (Registration No. 333-282863-01), Mining Lease M-114769 dated as of

February 5, 2013, by and between Sierra Blanca Quarry LLC and

Commissioner of the General Land Office of the State of Texas

Schedule B

1. DEFINITIONS AND INTERPRETATION

1.1 Defined Terms

For the purposes of this Agreement (including the recitals hereto and the Schedules), unless the context otherwise requires, the following terms shall have the respective meanings given to them, as set forth below and grammatical variations of such terms shall have corresponding meanings:

“Acceptance Notice” has the meaning set forth in Section 9.1(c).

“Acceptance Period” has the meaning set forth in Section 9.1(c).

“Additional Daily Tailings” has the meaning set forth in Recital G.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” means this Purchase and Sale Agreement and all attached Schedules.

“Anti-Corruption Laws” means:

(i) the U.S. Foreign Corrupt Practices Act of 1977;

(ii) the Corruption of Foreign Public Officials Act (Canada); and

(iii) the Bribery Act 2010 of England and Wales; and

(iv) any other Applicable Law which is broadly equivalent to the foregoing or which has as its objective the prevention of corruption.

“Applicable Law” means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person’s property or assets.

“Arbitration Dispute Notice” has the meaning set forth in Section 11.1(b)(i).

“Assignment and Assumption Agreement” has the meaning set forth in Recital E.

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

“BCICAC” has the meaning set forth in Section 11.1(a).

“Business Day” means any day, other than a Saturday, Sunday on which banks are generally closed in Vancouver, British Columbia or Dallas, Texas.

“Buyer Event of Default” means:

(i) the Buyer is affected by an Insolvency Event; or

(ii) the Buyer fails to make payments of amounts in excess of $10,000.00 when due in accordance with Section 2.4, which default has not been cured to the satisfaction of the Seller, acting reasonably, within a period of 30 days of a written demand made in respect thereof by the Seller; provided that any day during which the Buyer is in good faith disputing a payment hereunder shall not count toward such 30-day period.

“Buyer Transferee” means a Person to whom the Buyer seeks to effect a Transfer.

“Calendar Year” means a calendar year.

“Contractual Year” means: (a) in the case of the first Contractual Year, the period commencing on the Effective Date and ending on December 31, 2021; and (b) in the case of subsequent Contractual Years, corresponding subsequent Calendar Years, in each case as extended for any period during which a Force Majeure Event is in effect.

“Damages Amount” has the meaning set forth in Section 2.2(d).

“Delivery” means delivery of Tailings, and transfer of possession and title in respect thereof, from the Seller to the Buyer, at the Point of Deliver, in the manner provided for in this Agreement, and “Deliver” and “Delivered” have corresponding meanings.

“Demanding Party” has the meaning set forth in Section 11(b)(i).

“Dispute Notice” has the meaning set forth in Section 2.4(d).

“Encumbrance” means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, consignment, lease, hypothecation, security interest, including a purchase money security interest, or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation, title retention right, or any other encumbrance or prior claim of any nature or kind whatsoever.

“Force Majeure Event” means the following acts, events, circumstances or causes (or substantially similar acts, events, circumstances or causes) to the extent they: (i) are beyond the reasonable control of the Seller; (ii) wholly or partially prevent the Seller from complying with the performance of the delivery obligations under Section 2.2; (iii) could not have been prevented or overcome by the Seller taking reasonable steps in accordance with good industry practice and standards; and (iv) are not caused by a default or negligence on the part of the Seller:

(i) acts of God, lightning strikes, earthquakes, cyclones, floods, storms, explosions, fires, epidemics and any natural disaster;

(ii) epidemic or pandemic;

(iii) acts of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo, terrorism, riots, or loss of goods at sea;

(iv) strikes, boycotts, labour disruptions or any other industrial disturbances of any kind whatsoever;

(v) unavailability of power, water, fuel or input materials provided by third parties that are necessary for the continued operations of the Seller;

(vi) interruption, disruption or failure in trucking service, rail service or port facilities;

(vii) expropriation, nationalization or act of eminent domain; or

(viii) acts of a Governmental Body or the enactment or coming into force of any Applicable Law, provided, however, that Force Majeure Events shall not include any circumstances of economic hardship or lack of funds, and such economic hardship or lack of funds shall in no event constitute a cause beyond the reasonable control of the Seller.

“FM Notice” has the meaning set forth in Section 6.1(a)(i).

“Governmental Body” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities or stock exchange.

“Insolvency Event” means any of the following:

(i) a Party suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or is generally unable to or fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors;

(ii) a Party files a voluntary petition in bankruptcy, or seeks to effect a plan or other arrangement with creditors or any other relief under any Bankruptcy Code, or under any Applicable Law granting similar relief to debtors, whether now or hereafter in effect;

(iii) any involuntary petition or proceeding pursuant to any Bankruptcy Code or any other Applicable Law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against a Party and is not dismissed, stayed or vacated within 30 days thereafter, or such Party files an answer admitting the jurisdiction of the court and the material allegations of the involuntary petition;

(iv) a Party is adjudicated bankrupt, or an order for relief is entered by any court of competent jurisdiction under any Bankruptcy Code or any other Applicable Law relating to bankruptcy, reorganization or other relief for debtors;

(v) a Party suffers the enforcement of security interests over all or a material portion of its assets;

(vi) a Party voluntarily ceases to conduct its business in the ordinary course or materially changes the nature of the business it carries on;

(vii) a Party liquidates, winds up or dissolves (or suffers any liquidation, wind-up or dissolution) or suspends its operations other than in the ordinary course of business; or

(viii) a Party takes any action authorizing or in furtherance of any of the foregoing.

For the purposes of this definition, “Bankruptcy Code” means any of the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) or any similar legislation, each as amended or recodified from time to time, including any rules or regulations promulgated thereunder.

“Interest” has the meaning set forth in Section 9.1(a).

“Invoice” has the meaning set forth in Section 2.4(c).

“Leased Premises” has the meaning set forth in Recital B.

“Main Crusher Tailings” has the meaning set forth in Recital F.

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development that has, or could reasonably be expected to have, a material and adverse effect on a Party.

“Measured Weight” has the meaning set forth in Section 2.4(b).

“Mine” has the meaning set forth in Recital A.

“Mining Lease” has the meaning set forth in Recital B.

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

“Original Offtake Agreement” has the meaning set forth in Recital C.

“Payload” means the load of Tailings contained on a truck.

“Parties” means the parties to this Agreement and “Party” means either one of the Parties.

“Peak” has the meaning set forth in Recital C.

“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

“PF Mining Lease Location” means an area on the Mining Lease (as shown on Schedule “A”) which may be selected by the Buyer as the area upon which the Buyer shall construct a Processing Facility, all at the sole cost and expense of the Buyer.

“Plant” has the meaning set forth in Recital F.

“Point of Delivery” means the Buyer’s Processing Facility, be it located on the PF Mining Lease Location or otherwise.

“Point of Departure” means the area from the Mining Lease on which the Tailings are located, from time to time during the Term the anticipated area being as depicted on Schedule “A”.

“Processing Facility” means a facility which will, among other things, process the Tailings to extract therefrom, Rare Earth Elements.

“Processing Facility Notice” has the meaning set forth in Section 2.6.

“Rare Earth Elements” means the 17 silvery white soft heavy metals that that comprise the following: SC; Y; La; Ce; Pr; Nd; Pm; Sm; Eu; Gd; Tb: Dy; Ho; Er; Tm; Yb; and Lu.

“Responding Party” has the meaning set forth in Section 11(b)(i).

“Right of Way” has the meaning set forth in Section 2.6.

“Sale Notice” has the meaning set forth in Section 9.1(b).

“Selected Tailings Amount” has the meaning set forth in Section 2.2(b).

“Seller Event of Default” means any of the following:

(i) the Seller is in default of its delivery obligations under Section 2.2 or 2.4, which default, if capable of cure, has not been cured to the satisfaction of the Buyer, acting reasonably, within a period of one Business Day of a written demand made in respect thereof by the Buyer;

(ii) the Seller Transfers all or any portion of the Property or assigns its rights or obligations under this Agreement in breach of Section 9.1, or there is a change of control of the Seller;

(iii) the Seller is in default of any its obligations under this Agreement other than those described in clauses (i) and (ii) above, which default, if capable of cure, has not been cured to the satisfaction of the Buyer, acting reasonably, within a period of 30 days of a written demand made in respect thereof by the Buyer;

(iv) the Seller has suffered an Insolvency Event; or

(v) a Force Majeure Event has occurred, has continued in effect for at least three months after its occurrence and is continuing.

“Seller’s Statement” has the meaning set forth in Section 2.4(b).

“Seller’s Transferee” means a Person to whom the Seller seeks to effect a Transfer.

“Subsidiary” means, with respect to any Person, any other Person which is controlled directly or indirectly by that Person.

“Surface Area” has the meaning set forth in Recital B;

“Tailings” means collectively, the Additional Daily Tailings and the Main Crusher Tailings.

“Tailings Price” means $0.011 per Ton of Tailings.

“Tailings Purchase Price” means the Measured Weight of the Tailings in a Payload multiplied by the Tailings Price.

“Taxes” means all taxes of any kind or nature whatsoever imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

“Term” means the period of time during which this Agreement is in effect as described in Section 4.1.

“Third Party” means, in relation to any party, a Person with whom such party deals at arm’s length.

“Transfer”, when used as a verb, means to sell, transfer, assign, convey or otherwise dispose of or commit do any of the foregoing. When used as a noun, “Transfer” means a sale, transfer, assignment, conveyance or other disposal or the commitment to do any of the foregoing.

“Umpire” means an umpire who is listed on Schedule “B” from time to time.

“Unlifted Amount” has the meaning set forth in Section 2.2(d).

1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(a) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to a “clause”, “Section” or “Schedule” followed by a number or letter refer to the specified clause or Section of or Schedule to this Agreement;

(c) references to a Party in this Agreement mean the Party or its successors or permitted assigns;

(d) the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(e) words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;

(f) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(g) a date on which an event occurs will be deemed to be the date in Vancouver, British Columbia, when the event occurred, and a period of days will be deemed to begin on the first day after the event which began the period and to end at 11:59 p.m. (in Vancouver, British Columbia) on the last day of the period, provided that, if the last day of the period does not fall on a Business Day, the period will terminate at 11:59 p.m. (in Vancouver, British Columbia) on the next Business Day;

(h) whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day;

(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;

(j) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; and

(k) the Parties do not intend that there shall be any violation of the rule against perpetuities. If any right, power or interest of either Party under this Agreement would violate the rule against perpetuities, then such right, power or interest shall be deemed to terminate or expire at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement.

1.3 Control

The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

1.4 Measurements

References to “ton” means 2,000 pounds or 907.18474 kg.

1.5 Currency and Manner of Payment

All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars.

1.6 Time of Essence

Time shall be of the essence of this Agreement.

1.7 Termination of Original Offtake Agreement

By their execution and delivery hereof, the Parties agree that the Original Offtake Agreement is terminated.

1.8 Buyer’s Obligations

The Buyer shall be responsible, at its own expense, for obtaining all permits required to be obtained by the Buyer pursuant to the laws of the State of Texas in order to purchase and further commercialize the Tailings.

1.9 Seller’s Obligations

The Seller shall be responsible, at its own expense, for obtaining and maintaining any Authorizations required in order to perform its obligations under this Agreement, including the sale and delivery of Tailings to the Buyer. The Seller shall ensure that all activities in respect of the Leased Premises will be performed in compliance in all material respects with Applicable Laws, including any Applicable Laws relating to environmental matters and reclamation obligations or the corruption of public officials. The Seller shall, and shall cause its Subsidiaries to, use commercially reasonably efforts to cause each of the directors, officers, agents, employees and other Persons acting on behalf of it or any of its Subsidiaries to, comply with the provisions of the Anti-Corruption Laws.

SCHEDULE “C”

LIST OF UMPIRES

SCHEDULE “D”

REPRESENTATIONS AND WARRANTIES OF THE BUYER

(a) The Buyer is:

(i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and no proceedings have been instituted or are pending for its dissolution or liquidation;

(ii) qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the nature and location of its assets requires such qualification or licensing except where such failure to qualify or be licensed or in good standing would not have a material adverse effect on its ability to perform its obligations under this Agreement; and

(iii) has all requisite power and authority to own and lease its assets and carry on its business and to execute and deliver, and perform its obligations under this Agreement.

(b) The execution and delivery by the Buyer of, the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action of the Buyer, as applicable, and do not and will not:

(i) contravene the terms of its constating documents;

(ii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving notice or lapse of time or both), any written or oral contract, agreement, license, concession, indenture, mortgage, debenture, note or other instrument to which it is a party, subject or otherwise bound (including with respect to its assets) except in each case as would not have a material adverse effect on its ability to perform its obligations under this Agreement; or

(iii) violate in any material respect any Applicable Law to which it is subject or otherwise bound (including with respect to its assets).

(c) This Agreement has been duly and validly executed and delivered by the Buyer, and constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except to the extent enforcement may be affected by Applicable Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(d) The Buyer is not required to give any notice to, make any filing with or obtain any Authorization, Order or other consent or approval of any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, in each case, other than as have been obtained or, if not obtained, would not have a material adverse effect on its ability to perform its obligations under this Agreement.

SCHEDULE “E”

REPRESENTATIONS AND WARRANTIES OF THE SELLER

(a) The Seller is:

(i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and no proceedings have been instituted or are pending for its dissolution or liquidation;

(ii) qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the nature and location of its assets requires such qualification or licensing except where such failure to qualify or be licensed or in good standing would not have a Material Adverse Effect; and

(iii) has all requisite power and authority to own and lease its assets and carry on its business and to execute and deliver, and perform its obligations under this Agreement.

(b) The execution and delivery by the Seller of, the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action of the Seller and do not and will not:

(i) contravene the terms of the constating documents of the Seller;

(ii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving notice or lapse of time or both), any written or oral contract, agreement, license, concession, indenture, mortgage, debenture, note or other instrument to which the Seller is a party, subject or otherwise bound (including with respect to its assets) in each case except as would not have a Material Adverse Effect; or

(iii) violate in any material respect any Applicable Law to which the Seller is subject or otherwise bound (including with respect to its assets).

(c) This Agreement has been duly and validly executed and delivered by the Seller. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforcement may be affected by Applicable Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(d) The Seller is not required to give any notice to, make any filing with or obtain any Authorization, Order or other consent or approval of any Person in connection with the execution, delivery or performance of the obligations of the Seller under this Agreement or the consummation of the transactions contemplated herein, in each case, other than as have been obtained or, if not obtained, would not have a Material Adverse Effect.

(e) The Seller is the legal and beneficial holder of the Mining Lease, with good and marketable title thereto, free and clear of any and all Encumbrances. The Seller has not granted an option to any Person for the purchase or acquisition of an interest, in whole or in part, direct or indirect, in the Mining Lease. The Seller has all rights of ingress and egress required to access the surface rights to the Mining Lease, free and clear of any and all Encumbrances, and such access rights do not require the consents of local landowners or other entities given that the Mining Lease has such rights attached thereto.

(f) At each Delivery Time the Seller will be the legal and beneficial owner of the Tailings and the Seller will have and will deliver to the Buyer, at such time, good, valid and marketable title to such Tailings, free and clear of all Encumbrances.